Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2013 FINANCIAL RESULTS

Record fiscal year revenue of $505.9 million up 6% — Record Gross Merchandise Volume (GMV) of $973.3 million up 13% - Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $104.6 million down 5%

- Adjusted EPS of $1.75 down 6%

— Fourth quarter revenue of $129.1 million up 6% — GMV of $250.5 million up 4% - Adjusted EBITDA of $24.9 million up 8% — Adjusted EPS of $0.41 up 3%

WASHINGTON — November 21, 2013 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its fiscal year (FY-13) and fourth quarter (Q4-13) ended September 30, 2013.  Liquidity Services, Inc. provides business and government clients and buying customers transparent, innovative and effective online marketplaces and integrated services for surplus assets.

Liquidity Services, Inc. (Liquidity Services or the Company) reported record consolidated FY-13 revenue of $505.9 million, an increase of approximately 6% from the prior year.  Adjusted EBITDA, which excludes stock-based compensation and acquisition costs including changes in acquisition earn out payment estimates, for FY-13 was $104.6 million, a decrease of approximately 5% from the prior year.  FY-13 GMV, the total sales volume of all merchandise sold through the Company’s marketplaces, was a record $973.3 million, an increase of approximately 13% from the prior year.

The Company reported consolidated Q4-13 revenue of $129.1 million, an increase of approximately 6% from the prior year’s comparable period.  Adjusted EBITDA for Q4-13 was $24.9 million, an increase of approximately 8% from the prior year’s comparable period.  GMV was $250.5 million for Q4-13, an increase of approximately 4% from the prior year’s comparable period.

Net income in FY-13 was $41.1 million or $1.26 diluted earnings per share.  Adjusted net income in FY-13, which excludes stock-based compensation and acquisition costs including changes in acquisition earn out payment estimates and amortization of contract-related intangible assets associated with the Jacobs Trading acquisition — net of tax, was $57.0 million, a decrease of approximately 6% from the prior year, or $1.75 adjusted diluted earnings per share based on 32.7 million fully diluted shares outstanding.  Net income in Q4-13 was $10.4 million or $0.32 diluted earnings per share.  Adjusted net income in Q4-13 was $13.4 million, an increase of approximately 3% from the prior year’s comparable period, or $0.41 adjusted diluted earnings per share based on 32.7 million fully diluted shares outstanding.

Annual operating cash flow was $46.7 million during FY-13, a decrease of approximately 10% from the prior year.  Q4-13 operating cash flow was a record $29.9 million, an increase of approximately 131% from the prior year’s comparable period.

“Liquidity Services generated improved results during Q4-13 based on the expansion of our services with retail supply chain clients and strong growth in our public sector business highlighted by 33% growth in our GovDeals marketplace this quarter.  Both our retail supply chain and capital assets businesses grew sequentially during a seasonally low quarter for the Company and we continued to make progress with our integration of GoIndustry to deliver profitable growth going forward,” said Bill Angrick, Chairman and CEO of Liquidity Services.

“During fiscal year 2013, we enhanced our industry coverage, breadth of services, geographic reach and global buyer base which have expanded our addressable market and reinforced our leadership position. We are excited by the numerous related opportunities to create value for our buyers and clients by delivering supply chain efficiencies, protecting their brands and providing technology enabled services to better compete in an increasingly complex environment,” said Mr. Angrick.

“There are compelling opportunities to more broadly extend our technology platform, buyer liquidity and marketplace data to existing and new customers and partners. During FY14 we will establish and fund a new directive focused on developing new on demand services in these areas to further penetrate and serve our target market. We believe our continued investments in our people, technology platform and service offering position us well for long term profitable growth and market leadership. Liquidity Services remains focused on executing our long term growth strategy to ensure the Company is well positioned to drive attractive returns for shareholders,” said Mr. Angrick.

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Business Outlook

While general economic conditions have improved, our overall outlook remains cautious due to the volatility in the macro environment.  The retail vertical of our business has seen significant changes in consumer spending habits in certain categories, such as electronics, which has been affected by increases in payroll taxes, continued high unemployment, and reduced innovation in the sector resulting in decreased spending.  Additionally, we plan to increase our investment in technology infrastructure and innovation for our proprietary e-commerce marketplaces to support further expansion and integration of our existing and recently acquired businesses.  In the longer term, we expect our business to continue to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplaces, (ii) as corporations and public sector agencies focus on reducing costs, improving transparency and working capital flows by outsourcing reverse supply chain activities, we expect our seller base to increase, and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record, innovative technology solutions and demonstrated financial strength, we expect our seller base to increase.

The following forward looking statements reflect trends and assumptions for the next quarter and FY 2014:

(i)                                   stable commodity prices in our scrap business;

(ii)                                stable average sales prices realized in our capital assets marketplaces;

(iii)                             improved margins in our GoIndustry marketplace as we continue to integrate the acquisition and complete our restructuring plans;

(iv)                            continued product flows under the DoD Surplus contract under the existing terms;

(v)                               an effective income tax rate of 40%; and

(vi)                            improved operations and service levels in our retail goods marketplaces.

Our Scrap Contract with the Department of Defense (DoD) includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap Contract and have assumed for purposes of providing guidance regarding our projected financial results for fiscal year 2014 that we will again receive this incentive payment.

GMV — We expect GMV for fiscal year 2014 to range from $1.0 billion to $1.075 billion.  We expect GMV for Q1-14 to range from $200 million to $225 million.

Adjusted EBITDA — We expect Adjusted EBITDA for fiscal year 2014 to range from $100 million to $108 million.  We expect Adjusted EBITDA for Q1-14 to range from $14.0 million to $17.0 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for fiscal year 2014 to range from $1.60 to $1.76.  In Q1-14, we estimate Adjusted Earnings Per Diluted Share to be $0.20 to $0.24.  This guidance assumes that we have an average fully diluted number of shares outstanding for the year of 33.3 million, and that we will not repurchase shares with the approximately $18.1 million yet to be expended under the share repurchase program.

Our guidance adjusts EBITDA and Diluted EPS for (i) acquisition costs including transaction costs and changes in earn out estimates; (ii) amortization of contract related intangible assets of $33.3 million from our acquisition of Jacobs Trading; and (iii) for stock based compensation costs, which we estimate to be approximately $3.5 million to $4.0 million per quarter for fiscal year 2014.  These stock based compensation costs are consistent with fiscal year 2013.

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Key FY-13 and Q4-13 Operating Metrics

Registered Buyers — At the end of FY-13, registered buyers totaled approximately 2,424,000, representing an 11% increase over the approximately 2,186,000 registered buyers at the end of FY-12.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 2,458,000 in FY-13, an approximately 17% increase over the approximately 2,105,000 auction participants in FY-12.  Auction participants increased to approximately 626,000 in Q4-13, an approximately 11% increase over the approximately 565,000 auction participants in Q4-12.

Completed Transactions — Completed transactions increased to approximately 530,000, an approximately 6% increase for FY-13 from the approximately 501,000 completed transactions in FY-12.  Completed transactions decreased to approximately 133,000, an approximately 5% decrease for Q4-13 from the approximately 140,000 completed transactions in Q4-12.

GMV and Revenue Mix — GMV continues to diversify due to the continued growth in our commercial business and state and local government business (the GovDeals.com marketplace).  As a result, the percentage of GMV derived from our DoD Contracts during FY-13 decreased to 21.3% compared to 23.7% in the prior year.  The table below summarizes GMV and revenue by pricing model.

	FY-13	FY-12	Q4-13	Q4-12
GMV Mix
Profit-Sharing Model:
Scrap Contract	7.0%	8.9%	6.8%	6.7%
Total Profit Sharing	7.0%	8.9%	6.8%	6.7%
Consignment Model:
GovDeals	15.8%	15.2%	16.9%	13.2%
Commercial	43.3%	37.1%	44.8%	45.0%
Total Consignment	59.1%	52.3%	61.7%	58.2%
Purchase Model:
Commercial	19.6%	24.0%	17.1%	21.1%
Surplus Contract	14.3%	14.8%	14.4%	14.0%
Total Purchase	33.9%	38.8%	31.5%	35.1%

Total	100.0%	100.0%	100.0%	100.0%
Revenue Mix
Profit-Sharing Model:
Scrap Contract	13.5%	16.1%	13.2%	13.3%
Total Profit Sharing	13.5%	16.1%	13.2%	13.3%
Consignment Model:
GovDeals	3.1%	2.6%	3.5%	2.5%
Commercial	12.2%	9.9%	13.5%	13.7%
Total Consignment	15.3%	12.5%	17.0%	16.2%
Purchase Model:
Commercial	38.8%	44.5%	33.8%	42.9%
Surplus Contract	27.6%	26.9%	28.0%	27.6%
Total Purchase	66.4%	71.4%	61.8%	70.5%

Other	4.8%	0.0%	8.0%	0.0%
Total	100.0%	100.0%	100.0%	100.0%

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Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income plus interest and other expense (income), net; provision for income taxes; amortization of contract intangibles; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock based compensation expense, and acquisition costs including changes in earn out estimates.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
	(In thousands)
Net income	$10,409	$5,545	$41,104	$48,296
Interest and other expense (income), net	69	593	(704)	2,218
Provision for income taxes	6,729	2,627	27,551	31,652
Amortization of contract intangibles	1,816	1,884	7,265	7,943
Depreciation and amortization	2,583	1,715	10,109	6,223

EBITDA	21,606	12,364	85,325	96,332
Stock compensation expense	3,150	3,462	13,379	12,117
Acquisition costs	95	7,256	5,921	1,695

Adjusted EBITDA	$24,851	$23,082	$104,625	$110,144

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share.  Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income plus tax effected stock compensation expense, amortization of contract-related intangible assets associated with the Jacobs Trading acquisition and acquisition costs including changes in earn out estimates.  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
	(Dollars in thousands, except per share data)
Net income	$10,409	$5,545	$41,104	$48,296
Stock compensation expense (net of tax)	1,890	2,077	7,998	7,270
Amortization of contract intangibles (net of tax)	1,090	1,090	4,342	4,359
Acquisition costs (net of tax)	57	4,354	3,550	1,017

Adjusted net income	$13,446	$13,066	$56,994	$60,942

Adjusted basic earnings per common share	$0.42	$0.42	$1.80	$1.98

Adjusted diluted earnings per common share	$0.41	$0.40	$1.75	$1.86

Basic weighted average shares outstanding	31,772,379	31,045,293	31,616,926	30,854,796

Diluted weighted average shares outstanding	32,702,807	32,788,205	32,657,236	32,783,079

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Conference Call

The Company will host a conference call to discuss the fiscal 2013 and fourth quarter 2013 results at 10:30 a.m. Eastern Time today.  Investors and other interested parties may access the teleconference by dialing 866-510-0712 or 617-597-5380 and providing the participant pass code 53127384. A live web cast of the conference call will be provided on the Company’s investor relations website at http://www.liquidityservicesinc.com.  A replay of the web cast will be available on the Company’s website for 30 calendar days ending December 21, 2013 at 11:59 p.m. ET.  An audio replay of the teleconference will also be available until December 21, 2013 at 11:59 p.m. ET.  To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 38390837.  Both replays will be available starting at 2:30 p.m. today.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook and expected future effective tax rates.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD and Wal-Mart for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully complete the integration of any acquired companies, including NESA and Go-Industry, into our existing operations and our ability to realize any anticipated benefits of these or other acquisitions; and our ability to recognize any expected tax benefits as a result of closing our U.K. retail consumer goods operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services, Inc.

Liquidity Services, Inc. (NASDAQ: LQDT) provides leading corporations, public sector agencies and buying customers the world’s most transparent, innovative and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, Liquidity Services has completed the sale of over $4.0 billion of surplus, returned and end-of-life assets, in over 500 product categories, including consumer goods, capital assets and industrial equipment. The Company is based in Washington, D.C. and has over 1,300 employees. Additional information can be found at: http://www.liquidityservicesinc.com.

Contact:

Julie Davis

Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservicesinc.com

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Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	September 30,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$95,109	$104,782
Accounts receivable, net of allowance for doubtful accounts of $891 and $1,248 in 2013 and 2012, respectively	24,050	16,226
Inventory	29,261	20,669
Prepaid and deferred taxes	11,243	16,927
Prepaid expenses and other current assets	4,802	3,973
Total current assets	164,465	162,577
Property and equipment, net	10,380	10,382
Intangible assets, net	28,205	34,204
Goodwill	211,711	185,771
Other assets	6,583	7,474
Total assets	$421,344	$400,408
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,539	$9,997
Accrued expenses and other current liabilities	34,825	36,425
Profit-sharing distributions payable	4,315	4,041
Current portion of acquisition earn out payable	—	14,511
Customer payables	29,497	34,255
Current portion of note payable	—	10,000
Current liabilities of discontinued operations	—	154
Total current liabilities	85,176	109,383
Acquisition earn out payable	18,390	—
Note payable, net of current portion	—	32,000
Deferred taxes and other long-term liabilities	2,899	9,022
Total liabilities	106,465	150,405
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 31,811,764 shares issued and outstanding at September 30, 2013; 31,138,111 shares issued and outstanding at September 30, 2012	31	31
Additional paid-in capital	206,861	182,361
Accumulated other comprehensive income	518	1,246
Retained earnings	107,469	66,365
Total stockholders’ equity	314,879	250,003
Total liabilities and stockholders’ equity	$421,344	$400,408

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Liquidity Services, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
Revenue	$96,839	$102,424	$404,041	$415,829
Fee revenue	32,289	19,851	101,815	59,475
Total revenue	129,128	122,275	505,856	475,304

Costs and expenses:
Cost of goods sold (excluding amortization)	52,449	50,626	199,494	198,123
Profit-sharing distributions	8,942	9,125	35,944	43,242
Technology and operations	23,247	20,025	90,052	67,553
Sales and marketing	9,742	10,444	40,170	31,252
General and administrative	13,047	12,435	48,950	37,107
Amortization of contract intangibles	1,816	1,884	7,265	7,943
Depreciation and amortization	2,583	1,715	10,109	6,223
Acquisition costs	95	7,256	5,921	1,695

Total costs and expenses	111,921	113,510	437,905	393,138

Income from operations	17,207	8,765	67,951	82,166
Interest and other expense (income), net	69	593	(704)	2,218

Income before provision for income taxes from operations	17,138	8,172	68,655	79,948
Provision for income taxes	6,729	2,627	27,551	31,652
Income from operations	10,409	5,545	41,104	48,296

Net income	$10,409	$5,545	$41,104	$48,296

Basic earnings per common share	$0.33	$0.18	$1.30	$1.57

Diluted earnings per common share	$0.32	$0.17	$1.26	$1.47

Basic weighted average shares outstanding	31,772,379	31,045,293	31,616,926	30,854,796

Diluted weighted average shares outstanding	32,702,807	32,788,205	32,657,236	32,783,079

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Liquidity Services, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
Operating activities
Net income	$10,409	$5,545	$41,104	$48,296
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	4,399	3,599	17,374	14,166
Gain on early extinguishment of debt	—	—	(1,000)	—
Stock compensation expense	3,150	3,462	13,379	12,117
Inventory allowance	(13)	1,660	(1,122)	884
Doubtful accounts	(114)	334	(357)	117
Deferred tax provision	(6,852)	(1,719)	(6,852)	(1,719)
Incremental tax benefit from exercise of common stock options	(2,514)	(1,765)	(8,588)	(16,953)
Changes in operating assets and liabilities:
Accounts receivable	(1,114)	(433)	(7,466)	(1,548)
Inventory	(1,538)	4,383	(7,470)	(132)
Prepaid expenses and other assets	10,925	4,594	14,217	18,003
Accounts payable	4,258	(1,017)	6,542	(7,260)
Accrued expenses and other	6,267	(15,806)	(2,341)	(9,507)
Profit-sharing distributions payable	1,502	1,103	274	(3,226)
Customer payables	1,458	2,696	(4,768)	2,529
Acquisition earn out payables	92	6,242	(5,985)	(3,826)
Other liabilities	(397)	77	(198)	205
Net cash provided by operating activities	29,918	12,955	46,743	52,146
Investing activities
Cash paid for acquisitions and decrease (increase) in goodwill and intangibles	(11)	8,267	(14,730)	(71,796)
Purchases of property and equipment	(1,554)	(3,965)	(5,463)	(6,793)
Net cash (used in) provided by investing activities	(1,565)	4,302	(20,193)	(78,589)
Financing activities
Repayment of notes payable	—	—	(39,000)	—
Payment of acquisition contingent liabilities	—	—	(8,185)	—
Proceeds from exercise of common stock options (net of tax)	1,138	1,469	2,532	15,491
Incremental tax benefit from exercise of common stock options	2,514	1,765	8,588	16,953
Repurchases of common stock	—	—	—	(29,999)

Net cash provided by (used in) financing activities	3,652	3,234	(36,065)	2,445
Effect of exchange rate differences on cash and cash equivalents	(223)	(288)	(158)	(309)

Net increase (decrease) in cash and cash equivalents	31,782	20,203	(9,673)	(24,307)
Cash and cash equivalents at beginning of the period	63,327	84,659	104,782	129,089

Cash and cash equivalents at end of period	$95,109	$104,862	$95,109	$104,782
Supplemental disclosure of cash flow information
Cash paid for income taxes	$4,539	$2,721	$16,760	$14,482
Cash paid for interest	5	64	2,034	117
Contingent purchase price accrued	—	6,242	18,390	7,438
Note payable issued in connection with acquisition	—	—	—	40,000